Exhibit 5.1

               , 200

Board of Directors
Hollywood Entertainment Corporation
9275 SW Peyton Lane
Wilsonville, OR 97070

We have been engaged by Hollywood Entertainment Corporation, an Oregon corporation (the "Company"), and Hollywood Management Company, an Oregon corporation and the wholly owned subsidiary of the Company ("HMC"), to render this opinion in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering (i) shares of Common Stock of the Company (the "Shares") which may be offered and sold by the Company for an aggregate price to the public of up to $126,500,000 and (ii) debt securities of the Company (together with any guarantee thereof by HMC, the "Debt Securities") which may be offered and sold by the Company for an aggregate price to the public of up to $300,000,000. The Shares and the Debt Securities are collectively referred to herein as the "Securities." The Debt Securities are to be issued under an Indenture, dated as of December  , 2001 (the "Indenture"), among the Company, HMC, as a potential guarantor, and BNY Western Trust Company, as trustee (the "Trustee"). We have reviewed the corporate action of the Company and HMC in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

    Based on the foregoing, it is our opinion that:

    (i)  Each of the Company and HMC is a corporation existing under the laws of the State of Oregon;

    (ii) The Indenture has been duly authorized, executed and delivered by the Company and HMC;

    (iii) The Debt Securities have been duly authorized;

    (iv) The Shares have been duly authorized; and

    (v) The Shares, when issued and sold in the manner described in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Company, and when payment therefor shall have been received by the Company in an amount determined by the Board of Directors, a committee thereof, or a properly designated officer, will be legally issued, fully paid and nonassessable.

    We understand that prior to offering for sale any Securities you will advise us in writing of the terms of the offering and of such Securities and will afford us an opportunity to review the operative documents (including the applicable prospectus supplement) pursuant to which the Securities are to be offered, sold, and issued and will file as an exhibit to the Registration Statement any supplement or amendment to this opinion, if any, we reasonably consider necessary or appropriate by reason of the terms of such Securities or any changes in the Company's capital structure or other pertinent circumstances.

    We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

STOEL RIVES LLP